SECRETARY’S CERTIFICATE

I, Britta McCorduck, being the duly elected Secretary for GAI Agility Income Fund and GAI Corbin Multi-Strategy Fund, LLC (collectively, the “Funds”), do hereby certify that the following resolutions were adopted at a meeting of the Board of Trustees or Managers held on August 23, 2018, at which a quorum was present and acting throughout:

RESOLVED,
that the Board, including a majority of the Independent Trustees/Managers, finds that the participation in the Joint Fidelity Bond is in the best interests of the Funds and that the proper officers be, and they hereby are, authorized to execute, with the advice of legal counsel to the Funds, a Joint Fidelity Bond on behalf of the respective Funds in the amount of $5,000,000; and further

RESOLVED,
that the Board, including a majority of the Independent Trustees/Managers, finds that the annual premium is fair and reasonable provided that the allocation of the premium be in accordance with a formula under which each Fund pays no more than its pro rata share of the premium based on relative net asset size and, in any event, a Fund would pay no more than the premium of an individual policy and no more than the share of the joint premiums based on the relative premiums which would apply to individual policies obtained by the Funds participating in the Joint Fidelity Bond; and further

RESOLVED,	that the Joint Insured Bond Agreement between the Funds, in substantially the form presented at this Meeting, be, and hereby is, ratified, confirmed and approved; and further

RESOLVED,	that the officers of the Funds are hereby directed to:

(1)
File with the SEC within 10 days after receipt of the executed fidelity bond or any amendment thereof (i) a copy of the Joint Fidelity Bond, (ii) a copy of each resolution of the Board, including a majority of the Independent Trustees/Managers, approving the amount, type, form and coverage of such Joint Fidelity Bond and the premium to be paid by the Funds, (iii) a statement showing the amount the respective Funds would have provided or maintained had they not been named as an insured under a joint insured bond, (iv) a statement as to the period for which the premiums for such Joint Fidelity Bond have been paid, (v) a copy of each agreement among the Funds and all other named insureds entered into pursuant to Rule 17g-1(f) under the 1940 Act, and (vi) a copy of any amendment to such Agreement within 10 days after the execution of such amendment;

(2)	File with the SEC, in writing, within five days after the making of a claim under the Joint Fidelity Bond by a Fund, a statement of the nature and amount thereof;

(3)	File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under the Joint Fidelity Bond of a Fund; and

(4)
Notify by registered mail each member of the Board at his or her last known residence of (i) any cancellation, termination or modification of the bond, not less than 45 days prior to the effective date of the cancellation, termination or modification, (ii) the filing and the settlement of any claims under the Joint Fidelity Bond by a Fund at any time the filings required under (2) and (3) above are made with the SEC, and (iii) the filing and proposed terms of settlement of any claim under the Joint Fidelity Bond by any other named insured, within five days of the receipt of a notice from the fidelity insurance company.

I further certify that the foregoing resolutions of the Board of Trustees or Managers remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of February, 2019.

/s/ Britta McCorduck
Britta McCorduck
Secretary of the Funds